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                                   AMENDMENT TO
                             ASSET PURCHASE AGREEMENT

          THIS AMENDMENT to that certain Asset Purchase Agreement dated September 1, 1998 (the "Purchase Agreement") by and between GalaGen Inc., a Delaware corporation ("Buyer"), and Nutrition Medical, Inc., a Minnesota corporation ("Seller"), is made as of this 28th day of October, 1998. Capitalized terms not otherwise defined herein are used with the meaning given such terms in the Purchase Agreement.


                                      RECITALS

          The Purchase Agreement provides for Buyer to acquire certain assets of Seller subject to the terms and conditions thereof.

          The Purchase Agreement contemplates that prior to the Closing Date, Buyer will enter into an International Marketing Agreement with an International Marketing Entity whereby, effective upon the Closing, Buyer will license to the International Marketing Entity the exclusive right to market, sell and distribute certain Products in certain countries other than the United States in return for the International Marketing Consideration. The Purchase Agreement further provides that the International Marketing Consideration to be received by Buyer from the International Marketing Entity pursuant to the International Marketing Agreement will be delivered or assigned to Seller.

          Buyer and Seller no longer anticipate that Buyer will enter into the International Marketing Agreement and wish to provide that Buyer will retain all international marketing, sales and distribution rights related to the Products in exchange for making certain payments to Seller in lieu of the International Marketing Consideration.

                                     AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties do hereby amend the Purchase Agreement as follows:

1.   Section 2.1(a) is amended and restated in its entirety to read as follows:

     (a) Cash in the amount of $206,000, adjusted as set forth in Section 2.4 hereof, by wire transfer of immediately available funds to the cash account or accounts as may be specified by Seller, and;

2.   Section 2.2 is amended and restated in its entirety to read as follows:


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     2.2  INTERNATIONAL ROYALTY.  Buyer will pay to Seller an international royalty (the "International Royalty") (a) of five percent (5%) of net International Sales (as defined herein), reduced by uncollectible accounts, of the Products in excess of $200,000 during the year ending on the first anniversary of the Closing Date, and (b) of two and one half percent (2 1/2%) of net International Sales, reduced by uncollectible accounts, of the Products in excess of $200,000 during the year ending on the second anniversary of the Closing Date. Buyer will make payment, if any, of the Intentional Royalty no later than 120 days after the end of the year to which such royalty relates, accompanied by such documentation as may be agreed upon by Buyer and Seller. "International Sales" as used herein means sales of the Product known as "Glutasorb Ready to Use" in all countries except the United States, Japan, France, England, Scotland, Belgium, Holland, Switzerland, Denmark, Sweden, Norway and Finland and sales of all Products other than "Glutasorb Ready to Use" in all countries except the United States.

3.   Section 2.3 is amended and restated in its entirety to read as follows:

     2.3 DOMESTIC ROYALTY. Buyer will pay Seller a domestic royalty (the "Domestic Royalty") of nine percent (9%) of net Domestic Sales (as defined herein), reduced by uncollectible accounts, of the Products in excess of
     (a) $5,000,000 during the year ending December 31, 2000, (b) $6,000,000 during the year ending December 31, 2001, and (c) $7,500,000 during the year ending December 31, 2002. Buyer will make payment, if any, of the Domestic Royalty no later than 120 days after the end of the year to which such royalty relates, accompanied by such documentation as may be agreed upon by the parties. Buyer will promptly inform Seller if it discontinues sales of any of the Products for any reason, including due to development of alternative products. "Domestic Sales" as used herein means all sales of the Products except International Sales.

4.   Section 4 is amended and restated in its entirety to read as follows:

     4. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Faegre & Benson LLP, Minneapolis, Minnesota, at 10:00 a.m. on the seventh business day following fulfillment or appropriate waiver of all of the conditions specified in Sections 10 and 11 hereof, or such other date as Buyer and Seller may mutually agree (the "Closing Date"). At the Closing (a) Buyer shall (i) pay to Seller cash in the amount specified in Section 2.1(a) hereof, (ii) deliver to Seller a certificate for the number of Shares as specified in Section 2.1(b) hereof, and (iii) deliver to Seller the various certificates, instruments and documents referred to in Section 11 hereof, and (b) Seller shall (i) deliver to Buyer such bills of sale, assignments and other documents of transfer reasonably required to transfer to Buyer the interest of Seller in the Assets and


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     (ii) deliver to Buyer the various certificates, instruments and documents referred to in Section 10 hereof.

5.   Section 11.11 and all references thereto are deleted and Sections 11.12 and
     11.13 and all references thereto are renumbered 11.11 and 11.12, respectively.

6. Section 14.3 and all references thereto are deleted and Sections 14.4, 14.5, 14.6, 14.7 and 14.8 and all references thereto are renumbered 14.3, 14.4, 14.5, 14.6 and 14.7, respectively.

7.   A new Section 14.8 is added and reads in its entirety as follows:

     14.8 PROHIBITED SALES. After the Closing Buyer will not sell any Products to Prime Companies or to any companies affiliated with Dr. Samin until Buyer receives notice from Seller that all amounts owed by Prime Companies to Seller have been paid.

8. Except as expressly set forth herein, the terms and conditions of the Purchase Agreement remain unmodified and in full force and effect.

9. This Amendment may be executed in counterparts, each of which shall be considered an original.


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          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives to be effective as of the date first given above.

NUTRITION MEDICAL, INC.                  GALAGEN INC.

By  /s/ Richard J. Hegstrand             By  /s/ Gregg A. Waldon
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  Its  COO                                Its  CFO
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